Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Ameresco Announces Appointment of Charles R. Patton to Board of Directors
New Board Appointment Expands Cleantech Integrator’s Expertise in Providing Utility and Corporate Sustainability Solutions

FRAMINGHAM, M.A. – April 24, 2023 – Ameresco, Inc., (NYSE: AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced the appointment of Charles R. Patton to its Board of Directors. Patton brings with him more than three decades of leading corporate sustainability initiatives, overseeing public policy and affairs, and enhancing business operations for a number of organizations across the industry.

Patton served as the Executive Vice President, External Affairs of American Electric Power Company, Inc. (NASDAQ: AEP), one of the largest electric utility organizations in the U.S. serving 5.4 million customers across 11 states until July 2022. In this role, Patton oversaw American Electric’s customer service, regulatory, communications, safety and culture training, and federal public policy. Also under his purview, he led compliance and corporate sustainability initiatives for the North American Electric Reliability Corporation (NERC), a not-for-profit international regulatory authority whose mission is to assure the effective and efficient reduction of risks to the reliability and security of the grid.

Prior to this role, Patton also served as the President and Chief Operating Officer at two of American Electric’s largest subsidiaries, including Appalachian Power Company and AEP Texas. Other roles have included the Director of Richmond Federal Reserve Bank and serving more than 10 years as a regulatory and policy analyst for Houston Industries, the parent company for Houston Lighting & Power.

“I am excited to join the Board of Directors at Ameresco, a true pioneer in the energy solutions industry. As we look to a net zero future, the need for tailored energy solutions in large customer segments is clear,” said Charles Patten. “Energy efficiency, distributive solutions, renewable energy and technology will certainly converge to enable the further electrification of our society. I sincerely believe that Ameresco can be a leader in realizing our net zero goals in the US as well as at a global scale. I am thrilled to join a team of talented and visionary leadership to guide the company’s growth through this opportunity.”

“We are absolutely thrilled to welcome Charles to our Board of Directors and believe his experience in executive management will bring a unique perspective to our operations,” said George P. Sakellaris, Chairman, President and CEO of Ameresco. “It’s an exciting time to work in the renewable energy and energy efficiency industry, and Charles’ experience in strategic planning, regulatory compliance and government affairs, specifically for electric and utility companies, will be an incredible asset to Ameresco as we scale our solutions to help our customers reach their climate goals.”

Patton earned his bachelor’s degree from Bowdoin College, as well as his MPA from the LBJ School of Public Affairs. In addition to his new Board role at Ameresco, Patton also actively serves on the Board of Sterling Infrastructure, Inc., Messer, Inc., and Messer Construction Company.

To learn more about Ameresco, please visit https://www.ameresco.com/.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent clean technology integrator of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and Europe. For more information, visit www.ameresco.com.